Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement on Form S-8 (File No. 333-275975) of Richtech Robotics Inc. of our Report of Independent Registered Public Accounting Firm, dated January 4, 2024 on the balance sheet of Richtech Robotics Inc. as of September 30, 2023 and 2022 and the related statements of operations, changes in stockholder’s equity and cash flows for the years then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC

Henderson, Nevada

January 11, 2024

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com